QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.4

QUÉBEC

Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

EXCHANGE RATE AGENCY AGREEMENT

        AGREEMENT, dated as of December 11, 2003, between Québec and Citibank, N.A., as exchange rate agent (the "Exchange Rate Agent", which term shall, unless the context otherwise requires, include its successors and assigns).

        WHEREAS, Québec has authorized the issuance of Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the "Notes"), which will be denominated in U.S. dollars or in currencies other than U.S. dollars (a "Foreign Currency", and Notes denominated in a Foreign Currency, "Foreign Currency Notes"); and

        WHEREAS, the Foreign Currency Notes will be issued pursuant to a Fiscal Agency Agreement, dated as of May 30, 2002 (as supplemented and amended, the "Fiscal Agency Agreement") among Québec and Citibank, N.A., as fiscal agent (the "Fiscal Agent", which term shall, unless the context otherwise requires, include its successors and assigns); and

        WHEREAS, the principal of and any premium and interest on the Foreign Currency Notes will be paid to the holders of the Foreign Currency Notes in U.S. dollars from funds in the Foreign Currency paid to the Fiscal Agent by Québec, except with respect to holders of Foreign Currency Notes who elect to receive such payments in the Foreign Currency and except with respect to Foreign Currency Notes which are payable only in the Foreign Currency as specified on the face thereof.

        NOW IT IS HEREBY AGREED that:

        1.    Appointment of Agent.    Québec hereby appoints Citibank, N.A. as the Exchange Rate Agent at its principal corporate trust office in The City of New York and the Exchange Rate Agent hereby accepts such appointment as Québec's agent for the purpose of converting Foreign Currencies to U.S. dollars for the payment of the principal of and any premium and interest on the Foreign Currency Notes to holders of Foreign Currency Notes who are to be paid in U.S. dollars and for the purpose of performing the other services hereinafter described upon the terms and subject to the conditions hereinafter mentioned. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Foreign Currency Notes, the Prospectus Supplement relating to the Foreign Currency Notes or in the Fiscal Agency Agreement, as the case may be.

        2.    Payment Dates.    Except as may otherwise be specified in the applicable Pricing Supplement, interest payments on Foreign Currency Notes which are Fixed Rate Notes will be made, if such payments are to be made semi-annually, on each May 15 and November 15 or, if such payments are to be made annually, on each May 15, and on a Maturity Date. Except as specified in the applicable Pricing Supplement, interest payments will be made, in the case of Foreign Currency Notes which are Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; in the case of Foreign Currency Notes which are Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Foreign Currency Notes which are Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Foreign Currency Notes which are Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and in each such case, on a Maturity Date. Principal and any premium will be payable on the Foreign Currency Notes on the various dates indicated therein and in the applicable Pricing Supplement. Each such day on which principal of, and any premium or interest on, the Notes shall be payable is referred to herein as a "Payment Date".

        Any payment of principal, premium or interest required to be made on a Payment Date which is not a Business Day (as defined in Section 7 hereof) need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such Payment Date, and no interest shall accrue for the period from and after such Payment Date to such next succeeding Business Day, except that, in the case of a payment of interest other than on a Maturity Date, if such Note is a LIBOR or EURIBOR Note and such next succeeding Business Day is in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day with the same force and effect as if made on the Payment Date for such payment of interest.

        3.    Exchange of Currencies.    Québec shall cause the Fiscal Agent to notify the Exchange Rate Agent at least two Business Days prior to each Payment Date of the aggregate amount of Foreign Currency due to all holders of Foreign Currency Notes scheduled to receive payments in U.S. dollars on such Payment Date.

        As near as practicable to 11:00 A.M., New York City time, on the second Business Day preceding a Payment Date, the Exchange Rate Agent will (i) confirm to Québec its bid quotation or a bid quotation of any of its affiliates (which shall be a competitive quotation in the market at that time for such a transaction) or (ii) obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the Exchange Rate Agent, in each case to trade such aggregate amount of Foreign Currency for U.S. dollars (upon such terms as indicated above and upon such further terms as are not inconsistent with the above). The settlement date for the exchange of such Foreign Currency for U.S. dollars shall be the applicable Payment Date. Upon the determination of an exchange rate as provided above, the Exchange Rate Agent will as soon as practicable notify the Fiscal Agent and Québec of such exchange rate and of the amount of U.S. dollars to be paid by the Exchange Rate Agent on such Payment Date.

        As early as practicable on the Payment Date, Québec shall remit to the Exchange Rate Agent the aggregate amount of Foreign Currency payable to all holders of Foreign Currency Notes scheduled to receive payments in US dollars on such Payment Date. As promptly as practicable thereafter on such Payment Date, the Exchange Rate Agent shall (i) exchange such amount of Foreign Currency for U.S. dollars and transmit the U.S. dollars received upon such exchange or (ii) if exchange bid quotations are not available, transmit the total amount of the Foreign Currency received from Québec, in each case to the Fiscal Agent, or in accordance with its instructions.

        4.    Fees and Expenses.    The Exchange Rate Agent shall be entitled to such compensation as may be agreed upon in writing with Québec for all services rendered by the Exchange Rate Agent, and Québec promises to pay such compensation and to reimburse the Exchange Rate Agent for the reasonable out-of-pocket expenses (including attorneys' fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as Québec shall reasonably require.

        It is understood that all currency exchange costs will be borne by the holders of Foreign Currency Notes electing to receive U.S. dollars, and will be deducted by the Exchange Rate Agent from funds transmitted to or in accordance with the instructions of the Fiscal Agent pursuant to Section 3 hereof. Upon request by the Exchange Rate Agent, Québec will confirm to the Exchange Rate Agent whether specified expenses, disbursements or advances are or are not to be borne by such holders of Foreign Currency Notes pursuant to the terms of the Foreign Currency Notes.

        The provisions of this Section shall survive the termination of this Agreement.

        5.    Terms and Conditions.    The Exchange Rate Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which Québec agrees:

          (a)   in acting under this Agreement, the Exchange Rate Agent is acting solely as agent of Québec and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Foreign Currency Notes;

          (b)   unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from Québec made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Exchange Rate Agent reasonably believes is an Authorized Official of Québec;

          (c)   the Exchange Rate Agent shall be obliged to perform only such duties as are set out specifically herein and in the Notes and no implied duties or obligations shall be read into this Agreement against the Exchange Rate Agent;

          (d)   the Exchange Rate Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Exchange Rate Agent and may be interested in any financial or other transaction with Québec, and may act on any committee or body of holders of Notes or other obligations of Québec as freely as if it were not the Exchange Rate Agent;

          (e)   the Exchange Rate Agent shall incur no liability hereunder except for loss sustained by reason of its own material default, negligence, misconduct or bad faith, or that of its directors, officers, employees or representatives;

          (f)    the Exchange Rate Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          (g)   the Exchange Rate Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, consent, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties;

          (h)   the Exchange Rate Agent may consult with its counsel or other independent counsel satisfactory to it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in accordance with such opinion;

          (i)    neither the Exchange Rate Agent nor Québec shall be bound by any modification of this Agreement unless in writing and signed by the parties hereto; and

          (j)    The Exchange Rate Agent may perform any duties hereunder either directly or, with the prior written consent of Québec, by or through agents or attorneys, and in such event the Exchange Rate Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

        6.    Resignation; Removal; Successors.

          (a)   Except as provided below, the Exchange Rate Agent may at any time resign as Exchange Rate Agent by giving written notice to Québec of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not fewer than thirty days prior to the said effective date unless Québec otherwise agrees in writing. Except as provided below, the Exchange Rate Agent may be removed by the filing with it of an instrument in writing signed by Québec specifying such removal and the date when it shall become effective (such effective date being at least ten days after the said filing and not fewer than five days before the next payment date). Such resignation or removal shall take effect only as provided in Section 6(c), below.

          (b)   If at any time the Exchange Rate Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or an order is made or effective resolution is passed to wind up the Exchange Rate Agent, or if the Exchange Rate Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver or administrator of all or any substantial part of its property or other similar official, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or administrator of the Exchange Rate Agent or of all or any substantial part of its property or other similar official shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Exchange Rate Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Exchange Rate Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Exchange Rate Agent, which shall be the office in The City of New York of a leading bank doing business in the market of the various Foreign Currencies, shall be appointed by Québec as hereinafter provided.

          (c)   Any successor Exchange Rate Agent hereunder shall be appointed by Québec by a written instrument signed by both Québec and the successor Exchange Rate Agent. Upon payment to the predecessor Exchange Rate Agent of all previously unpaid amounts due in connection with the performance of its duties and obligations hereunder, and upon receipt by such predecessor Exchange Rate Agent of an executed copy of such signed written instrument, (i) the predecessor Exchange Rate Agent shall become obliged to transfer and deliver, and such successor Exchange Rate Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Exchange Rate Agent, (ii) such successor Exchange Rate Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor Exchange Rate Agent with like effect as if originally named the Exchange Rate Agent hereunder and (iii) such predecessor Exchange Rate Agent shall thereupon cease to be Exchange Rate Agent hereunder; provided, however, that if the Exchange Rate Agent fails duly to establish the exchange rates in the manner provided herein at any time when so required, such removal will take effect immediately upon such appointment of, and acceptance thereof by, a successor Exchange Rate Agent, in which event notice of such appointment shall be given to the holders of Foreign Currency Notes as soon as practicable thereafter. If within thirty days after notice of resignation or removal has been given, a successor Exchange Rate Agent has not been appointed, the Exchange Rate Agent may, at the expense of Québec, petition a court of competent jurisdiction to appoint a successor Exchange Rate Agent.

          (d)   Any corporation into which the Exchange Rate Agent may be merged or converted, any corporation with which the Exchange Rate Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Exchange Rate Agent shall be a party, or any corporation to which the Exchange Rate Agent may sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law and provided that it shall be a responsible financial firm or institution having an established place of business in The City of New York, be the successor Exchange Rate Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to Québec.

        7.    Indemnification.

          (a)   Québec agrees to indemnify and hold harmless the Exchange Rate Agent against all claims, actions, demands, damages, costs and losses arising out of or relating to the Exchange Rate Agent's appointment or the exercise of its powers and performance of its duties as Exchange Rate Agent, except such as may result from the Exchange Rate Agent's own material default, negligence, misconduct or bad faith or that of its directors, officers, employees or representatives. The Exchange Rate Agent shall incur no liability and shall be indemnified and held harmless by Québec for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Exchange Rate Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from Québec. The Exchange Rate Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate the exchange rate hereunder.

          (b)   This Section shall remain operative and in full force and effect regardless of any termination of this Agreement or the resignation or removal of the Exchange Rate Agent.

        8.    Notices.    All communications hereunder shall be effective only on receipt, and shall be delivered or sent by letter, facsimile transmission or telephone (but in the case of communication by telephone with subsequent confirmation by letter or facsimile transmission) as follows:

  (a)
  to Québec:

    Ministère des Finances
    Direction de l'émission des emprunts
    12, rue Saint-Louis
    Québec, Québec
    Canada G1R 5L3
    Tel.: (418) 643-8141
    Fax: (418) 643-4700
    Attention: Le directeur

  (b)
  to the Exchange Rate Agent:

    Citibank, N.A.
    111 Wall Street
    14th Floor, Zone 3
    New York, New York 10005
    Tel.: (212) 657-7838
    Fax: (212) 657-4009
    Attention: Agency and Trust Services

        9.    Governing Law.    Except that matters relating to the capacity to enter into this Agreement and the authorization and execution thereof by Québec shall be governed by the laws of Québec and except as otherwise provided by applicable mandatory provisions of law, this Agreement will be governed by, and construed in accordance with, the laws of the State of New York without reference to choice of law doctrine.

        10.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        11.    Benefit of Agreement.    This Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

        12.    Waiver of Jury Trial.    Each of the Exchange Rate Agent and Québec hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        13.    Separability.    In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, this Exchange Rate Agency Agreement has been entered into as of the day and year first above written.

QUÉBEC
By:	/s/ MICHEL ROBITAILLE Name: Michel Robitaille Title: Delegate General of Québec in New York
CITIBANK, N.A.
By:	/s/ CITIBANK, N.A. Name: Title:

QuickLinks

QUÉBEC
Medium-Term Notes, Series A Due Nine Months or More from Date of Issue
EXCHANGE RATE AGENCY AGREEMENT